Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Enstar Group Limited:

We consent to the incorporation by reference in the registration statements No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8 and registration statements No. 333-195562 and 333-198718 on Form S-3 of Enstar Group Limited of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Enstar Group Limited as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and financial statement Schedules I, II, III, IV, and VI, as of December 31, 2014 and 2013 and for each of the three years in the three year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Enstar Group Limited.

/s/ KPMG Audit Limited

Hamilton, Bermuda
March 2, 2015